UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2009

Bio-Matrix Scientific Group, Inc.
(Exact Name of Company as Specified in Charter)

Delaware	0-32201	33-0824714
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8885 Rehco Road, San Diego, California 92121
(Address of Principal Executive Offices, Zip Code)

Company’s telephone number, including area code: (619) 398-3517 ext. 308

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.     DEPARTURE OF DIRECTORS, PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On June 1, 2009, Mr. Brian Pockett resigned as a Director of Bio-Matrix Scientific Group, Inc. (the “Company”). Mr. Pocket also resigned as Vice President and Chief Operating Officer of the Company. The Position of Chief Operating Officer has been assumed by David Koos, the company’s current Chief Executive Officer as of June 1, 2009.  The resignation of Mr. Pockett from the Board of Directors of the Company was not due to any disagreement with the Company on any matter relating to our operations, policies or practices.

ITEM 8.01.     OTHER EVENTS

On June 3, 2009 Stephen Josephs, Ph.D. and Dr. Brian Koos, M.D. were appointed to the Scientific Advisory Board (“SAB”) of Entest BioMedical, Inc. (“Entest”), a wholly owned subsidiary of the Company.

Dr.  Josephs is currently serving as Chief Scientific Officer of TherInject LLC, a company involved in the development of pharmaceuticals to be utilized for the treatment of cancer. Dr. Josephs has 34 years of experience in research and clinical product development and production for biologics, gene therapy and medical devices.

Dr. Josephs has previously served as Director of Research and Development for Therapheresis, Inc, Head of Virology and Senior Research Scientist for Baxter Healthcare Corporation, and Director of Molecular Biology at Universal Biotechnology, Inc where Dr. Josephs directed a group performing contract molecular biology services for government and private industry.

Dr. Josephs has also worked for the National Cancer Institute where his duties included studies of the human T-cell leukemia virus as well as sequence determination and functional analyses of HIV. Dr. Josephs is the co-discoverer of human herpesvirus-6, the etiologic agent of Roseola.

Dr. Josephs holds a B.A. in Chemistry, a Ph.D. in Chemistry and has been granted a Professional Certificate in Drug Development and an ADMET process certificate by the University of California, San Diego. Dr. Josephs has also earned a Master of Science in Science Teaching.

Dr. Brian Koos, M.D. is currently Vice Chair and Professor, Obstetrics and Gynecology, at the David Geffen School of Medicine at UCLA as well as a member of the Brain Research Institute of UCLA.

It is anticipated that members of the SAB shall serve as primary research consultants on projects undertaken by the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-MATRIX SCIENTIFIC GROUP, INC.

By: /s/ David Koos
David Koos
Chief Executive Officer
Dated: June 5, 2009